Exhibit 10.2

Execution Version

[DATE], 2015

Private & Confidential

[NAME]

[ADDRESS]

Re:	Retention Award Agreement

Dear [First Name of Recipient]:

Your services and loyalty to Armstrong World Industries, Inc. (“us” or “we” or the “Company”) are very important to us. We are therefore pleased to inform you that, pursuant to the terms of this letter (the “Award Agreement”), you are eligible to receive a retention award in the form of a cash payment pursuant to the terms herein (the “Retention Award”). This Retention Award is intended to incentivize you to continue to use your best efforts to ensure optimal corporate performance through the closing of a Transaction (as defined in your severance agreement entered into with the Company) (the “Severance Agreement”) and to contribute towards the successful completion of the Transaction. Capitalised terms that are used but not defined herein will have the meaning ascribed to such terms in the Severance Agreement.

1. Retention Award. You will be eligible to receive the Retention Award equal to $[        ] in the aggregate (less applicable tax withholdings) if you continue to be employed with the Company on the closing date of the Transaction. To the extent earned, the Retention Award will be payable in a lump sum no later than fifteen (15) business days following the closing date of the Transaction.

2. Termination of Employment. Notwithstanding paragraph 1 of this Award Agreement, if your employment is terminated prior to the closing of the Transaction (i) by the Company without Cause, (ii) by you for Good Reason, (iii) due to your Disability or (iv) due to your death, you, or your estate as the case may be, will be entitled to receive the Retention Award (less applicable tax withholdings), payable in a lump sum no later than fifteen (15) business days following the date of termination.

3. Circumstances under which the Retention Award will not be Paid. If your employment with the Company terminates for any reason other than as described in paragraph 2 above at any time prior to the closing date of the Transaction, you will not receive the Retention Award. In addition, this Award Agreement will terminate and be of no further force and effect, and no Retention Award will be payable hereunder, if the closing of the Transaction does not occur before June 30, 2016 (the “Expiration Date”). The Expiration Date may be extended by the Board of Directors of the Company as it deems appropriate to reflect changes in the timing or progress of the Transaction.

4. Acknowledgement. By executing this Award Agreement, you hereby acknowledge that the Transaction does not constitute a “change in control” for purposes of the Change in Control Agreement.

5. No Right of Employment. Neither this Award Agreement nor the Severance Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving you, or any person whomsoever, the right to be retained in the service of the Company or its subsidiaries. Except to the extent provided under an employment contract with the Company, your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason.

6. Counterparts. This Reward Agreement may be signed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

We are pleased to be able to provide you with this incentive and look forward to your active participation during this important time for the Company. If you accept the terms and conditions of this Award Agreement, please sign one of the two enclosed copies and return it to the undersigned.

Yours sincerely,

Name:

Title:

ACKNOWLEDGED AND AGREED:

Signature:	Date:

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